Exhibit 10.18
CHANGE IN CONTROL AGREEMENT
     THIS AGREEMENT, dated November 7, 2008 (the “Effective Date”), is made by and between Temple-Inland Inc., a Delaware corporation (“Temple-Inland”), and J. Patrick Maley III (the “Executive”).
     WHEREAS, Temple-Inland considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel; and
     WHEREAS, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of Temple-Inland and its stockholders; and
     WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control; and
     WHEREAS, the Executive currently is party to a Change in Control Agreement (the “Existing CIC Agreement”) with Temple-Inland; and
     WHEREAS, the Company and the Executive intend this Agreement to continue to provide the protections afforded by the Existing CIC Agreement except to the extent the provisions of the Existing CIC Agreement would give rise to a tax under Section 409A of the Code or to the extent the provisions of the Existing CIC Agreement are otherwise modified herein; and
     WHEREAS, the Company and the Executive intend for the Existing CIC Agreement to cease to be of any force or effect as of the date hereof;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, Temple-Inland and the Executive hereby agree as follows:
     1. Defined Terms. The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.
     2. Term of Agreement. The Term of this Agreement shall commence on the Effective Date and shall continue in effect through the second anniversary of the Effective Date; provided, however, that commencing on the first anniversary of the Effective Date, and on each anniversary of the Effective Date thereafter, the Term shall automatically be extended for one additional year unless, not later than 90 days prior to each such date, the Company or the Executive shall have given notice not to extend the Term; and provided, further, that if a Change in Control shall have occurred during the Term, the Term shall expire no earlier than 24 months beyond the month in which such Change in Control occurred. Effective as of the Effective Date, the Existing CIC Agreement shall terminate and shall cease to be of any further force or effect.

     3. Company’s Covenants Summarized. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive’s covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described herein. Except as provided in Section 9.1 hereof, no Severance Payments shall be payable under this Agreement unless there shall have been (or, under the terms of the second sentence of Section 6.1 hereof, there shall be deemed to have been) a termination of the Executive’s employment with the Company following a Change in Control and during the Term. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.
     4. The Executive’s Covenants. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the Term, the Executive will remain in the employ of the Company until the earliest of (i) a date which is six months from the date of such Potential Change of Control, (ii) the date of a Change in Control, (iii) the date of termination by the Executive of the Executive’s employment for Good Reason or by reason of death, Disability or Retirement, or (iv) the termination by the Company of the Executive’s employment for any reason.
     5. Compensation Other Than Severance Payments.
          5.1 Following a Change in Control and during the Term, during any period that the Executive fails to perform the Executive’s full time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive’s full salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period (other than any disability plan), until the Executive’s employment is terminated by the Company for Disability.
          5.2 If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay the Executive’s full salary to the Executive through the Date of Termination at the highest rate in effect during the three-year period ending immediately prior to the Date of Termination together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.
          5.3 If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay to the Executive the Executive’s normal post termination compensation and benefits as such payments become due. Such post termination compensation and benefits shall be determined under, and paid in accordance with, the Company’s retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason.
          5.4 For the two-year period commencing immediately following a Change in Control, the Company agrees (A) to provide the Executive with benefits substantially similar to the material benefits enjoyed by the Executive under any of the Company’s executive compensation (including bonus, equity or incentive compensation), pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change in Control and to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control, (B) to timely pay to the Executive the Executive’s current compensation and each installment of deferred compensation under any deferred compensation program of the Company, and (C) not to take any other action which would directly or indirectly materially reduce any of the benefits described in paragraph (A) above or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control.
     6. Severance Payments.
          6.1 If the Executive’s employment is terminated following a Change in Control and within two (2) years after a Change in Control (provided that such termination of employment constitutes a “separation from service” within the meaning of Section 409A of the Code), other than (A) by the Company for Cause, (B) by reason of death or Disability, or (C) by the Executive without Good Reason, then the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 6.1 (“Severance Payments”) and Section 6.2, in addition to any payments and benefits to which the Executive is entitled under Section 5 hereof. For purposes of this Agreement, the Executive’s employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason, if (i) the Executive’s employment is terminated by the Company without Cause prior to a Change in Control (whether or not a Change in Control ever occurs) and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control, or (ii) the Executive terminates his employment for Good Reason prior to a Change in Control (whether or not a Change in Control ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person. For purposes of any determination regarding the applicability of the immediately preceding sentence, any position taken by the Executive shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that such position is not correct.
               (A) In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to three (3) times the sum of (i) the Executive’s highest base salary as in effect during the three-year period ending immediately prior to the Date of Termination and (ii) the Executive’s target annual bonus pursuant to any annual bonus or incentive plan maintained by the Company in respect of the fiscal year in which occurs the Date of Termination (or, if higher, in respect of any of the three preceding fiscal years). The amount payable pursuant to this Section 6.1(A) shall be reduced by the amount of any cash severance or salary continuation benefit paid or payable to the Executive under any other plan, policy or program of the Company or any written employment agreement between the Executive and the Company.
               (B) For the three-year period immediately following the Date of Termination, the Company shall arrange to provide the Executive and his dependents life, short-term disability, long-term disability, travel accident, accidental death and dismemberment, medical, dental and other health and welfare benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater cost to the Executive than the cost to the Executive immediately prior to such date or occurrence; provided, however, that, unless the Executive consents to a different method (after taking into account the effect of such method on the calculation of “parachute payments” pursuant to Section 6.2 hereof), such health and welfare benefits shall be provided, as applicable, through an arrangement that satisfies the requirements of Sections 105 and 106 of the Code. To the extent that health and welfare benefits of the same type are received by or made available to the Executive during the three-year period following the Executive’s Date of Termination (which such benefits received by or made available to the Executive shall be reported by the Executive to the insurance company or other appropriate party in accordance with any applicable coordination of benefits provisions), the benefits otherwise receivable by the Executive pursuant to this Section 6.1(B) shall be made secondary to such benefits; provided, however, that the Company shall reimburse the Executive for the excess, if any, of the cost of such benefits to the Executive over such cost immediately prior to the Date of Termination or, if more favorable to the Executive, the first occurrence of an event or circumstance constituting Good Reason.
               (C) Each long-term incentive compensation award outstanding as of the Date of Termination (including without limitation restricted stock, stock options, restricted stock units and performance share units) shall vest in full and any such stock options shall remain outstanding and exercisable for the full duration of their term.
               (D) In addition to the benefits to which the Executive is entitled under any Pension Plan that is a defined benefit pension plan (including the Temple-Inland Retirement Plan and the Temple-Inland Supplemental Executive Retirement Plan (the “SERP”) and any successors thereto), the Company shall pay to the Executive a lump sum amount, in cash, that is actuarially equivalent to the sum of (i) the additional pension benefits that the Executive would have accrued under such plans (x) assuming that the Executive remained employed for an additional three-year period immediately following the Date of Termination and earned compensation during such period at a rate equal to the Executive’s highest rate of compensation (as defined in the applicable Pension Plan) during the three-year period ending immediately prior to the Date of Termination, and (y) determined without regard to any amendment to any such Pension Plan made subsequent to the Change in Control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of benefits thereunder and (ii) the excess of (A) the Executive’s accrued benefit under the Pension Plan as of the Date of Termination over (B) the portion of such accrued benefit that is nonforfeitable as of the Date of Termination under the terms of the Pension Plan. For purposes of Article 4 of the SERP, the accrual rate shall be deemed to be 3 1/3 per year of service not in excess of 15 years.

For purposes of this Section 6.1(D), “actuarial equivalent” shall be determined (x) using the same assumptions utilized under the applicable plan (or to the extent that the applicable plan does not provide the required assumptions, the assumptions provided under the SERP) immediately prior to the Date of Termination or, if more favorable to the Executive, immediately prior to the first occurrence of an event or circumstance constituting Good Reason, (y) on the basis of a straight life annuity (or other mandatory or default form of benefit) commencing at the date as of which the actuarial equivalent of such annuity or other form of benefit is greatest on or between the Date of Termination and the third anniversary of the Date of Termination; and (z) taking into account any early retirement subsidies associated with the applicable benefit (including in the case of the SERP, any early retirement subsidies that apply by reason of certain accrued benefits thereunder being determined by reference to the terms of the Temple-Inland Retirement Plan, or any successor thereto). If the Executive’s Date of Termination is three or more years prior to the earliest early retirement date permitted under the applicable Pension Plan, the actuarial equivalent calculation described above in this subsection (D) shall reflect any early retirement subsidy as of such earliest early retirement age reduced on an actuarially equivalent basis to the date as of which the benefit is the greatest on or between the Date of Termination and the third anniversary of the Date of Termination.
               (E) In addition to the benefits to which the Executive is entitled under any Pension Plan that is a defined contribution or individual account plan, the Company shall pay the Executive a lump sum amount, in cash, equal to the sum of (i) the amount that would have been contributed thereto or credited thereunder by the Company on the Executive’s behalf during the three (3) years immediately following the Date of Termination, determined (x) as if the Executive made the maximum permissible contributions thereto or credits thereunder during such period, (y) as if the Executive earned compensation during such period at a rate equal to the Executive’s highest rate of compensation (as defined in the applicable Pension Plan) during the three-year period ending immediately prior to the Date of Termination, and (z) without regard to any amendment to the Pension Plan made subsequent to a Change in Control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of benefits thereunder, and (ii) the excess, if any, of (x) the Executive’s account balance under the Pension Plan as of the Date of Termination over (y) the portion of such account balance that is nonforfeitable under the terms of the Pension Plan.
               (F) Notwithstanding any provision of any annual plan to the contrary, the Company shall pay to the Executive a lump sum amount, in cash, equal to the sum of (i) any unpaid incentive compensation which has been allocated or awarded to the Executive for a completed annual bonus cycle preceding the Date of Termination under any such plan and which, as of the Date of Termination, is contingent only upon the continued employment of the Executive to a subsequent date, (ii) if the Date of Termination occurs before the end of the first six months in the then-current annual bonus cycle under the applicable plan, a pro rata portion to the Date of Termination of the aggregate value of all contingent incentive compensation awards to the Executive for the uncompleted period under any such plan, calculated as to each such award by multiplying the award that the Executive would have earned on the last day of the performance award period, assuming the achievement, at the target level (or if higher, at the then projected actual final level), of the individual and corporate performance goals established with respect to such award, by the fraction obtained by dividing the number of full months and any fractional portion of a month during such performance award period through the Date of

Termination by the total number of months contained in such performance award period, and (iii) if the Date of Termination occurs after the end of the first six months in the then-current annual bonus cycle but before the end of such annual bonus cycle under the applicable plan, the full aggregate value of all contingent incentive compensation awards to the Executive for the uncompleted period under any such plan assuming the achievement, at the target level (or if higher, at the then projected actual final level), of the individual and corporate performance goals established with respect to such award.
               (G) If the Executive would have become entitled to benefits under the Company’s post-retirement health care or life insurance plans, as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, had the Executive’s employment terminated at any time within three (3) years after the Date of Termination, the Company shall provide such post-retirement health care or life insurance benefits to the Executive and the Executive’s dependents commencing on the later of (i) the date on which such coverage would have first become available and (ii) the date on which benefits described in subsection (B) of this Section 6.1 terminate.
               (H) The Company shall reimburse the Executive for expenses incurred for outplacement services suitable to the Executive’s position for a period of one (1) year following the Date of Termination (or, if earlier, until the first acceptance by the Executive of an offer of employment) in an amount not exceeding 15% of the sum of the Executive’s highest annual base rate of salary as in effect during the three-year period ending immediately prior to the Date of Termination, and the greatest target annual bonus pursuant to any annual bonus or incentive plan maintained by the Company in respect of the fiscal year in which occurs the Date of Termination (or, if higher, in respect of any of the three preceding fiscal years), which payment shall be made as soon as practicable but in any event within thirty (30) business days following the date of request for reimbursement. Subject to the foregoing, in no event shall any payment described in this Section 6.1(H) be made after the end of the calendar year following the calendar year in which the expenses were incurred.
               (I) For the three-year period immediately following the Date of Termination, the Company shall provide the Executive with his customary perquisites (such as any use of a Company provided automobile, club membership fee reimbursements, income tax preparation and financial advisory services) in each case on the same terms and conditions that were applicable immediately prior to the Date of Termination or, if more favorable, immediately prior to the first occurrence of an event or circumstance constituting Good Reason, provided that in no event shall the amount of perquisites to which the Executive is entitled under this Section 6.1(I) for any taxable year of the Executive affect the amount of perquisites to which the Executive is entitled under this Section 6.1(I) for any other taxable year.
               (J) Any amounts payable to the Executive in accordance with Section 8.1 of the SERP shall, notwithstanding anything to the contrary in such Section 8.1, be paid as soon as practicable after the Executive’s Termination of Employment (as defined in the SERP) and in all events not later that five days after Termination of Employment, but subject to Section 8.4 of the SERP (relating to delays in payment required under Section 409A of the Code).

          6.2 (A) Whether or not the Executive becomes entitled to the Severance Payments, if any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of the Executive’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits, including the Severance Payments, being hereinafter called “Total Payments”) will be subject (in whole or part) to the Excise Tax, then, subject to the provisions of subsection (B) of this Section 6.2, the Company shall pay to the Executive an additional amount (the “Gross Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.
               (B) In the event that the amount of the Total Payments does not exceed 110% of the largest amount that would result in no portion of the Total Payments being subject to the Excise Tax (the “Safe Harbor”), then subsection (A) of this Section 6.2 shall not apply and the noncash Severance Payments shall first be reduced (if necessary, to zero), and the cash Severance Payments shall thereafter be reduced (if necessary, to zero) so that the amount of the Total Payments is equal to the Safe Harbor; provided, however, that, to the extent permitted by Section 409A of the Code, the Executive may elect to have the cash Severance Payments reduced (or eliminated) prior to any reduction of the noncash Severance Payments.
               (C) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, unless in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”), such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (ii) all “excess parachute payments” within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. Prior to the payment date set forth in Section 6.3 hereof, the Company shall provide the Executive with its calculation of the amounts referred to in this Section 6.2(C) and such supporting materials as are reasonably necessary for the Executive to evaluate the Company’s calculations. If the Executive disputes the Company’s calculations (in whole or in part), the reasonable opinion of Tax Counsel with respect to the matter in dispute shall prevail.
               (D) (I) In the event that (1) amounts are paid to the Executive pursuant to Section 6.2(A), (2) there is a Final Determination that the Excise Tax is less than the amount taken into account hereunder in calculating the Gross-Up Payment, and (3) after giving effect to such Final Determination, the Severance Payments are to be reduced pursuant to Section 6.2(B), the Executive shall repay to the Company, within five (5) business days following the date of the

Final Determination, the Gross Up Payment, the amount of the reduction in the Severance Payments, plus interest on the amount of such repayments at 120% of the rate provided in Section 1274(b)(2)(B) of the Code.
                    (II) In the event that (1) amounts are paid to the Executive pursuant to Section 6.2(A), (2) there is a Final Determination that the Excise Tax is less than the amount taken into account hereunder in calculating the Gross-Up Payment, and (3) after giving effect to such Final Determination, the Severance Payments are not to be reduced pursuant to Section 6.2(B), the Executive shall repay to the Company, within five (5) business days following the date of the Final Determination, the portion of the Gross Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive), to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive’s taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in Section 1274(b)(2)(B) of the Code.
                    (III) Except as otherwise provided in clause (IV) below, in the event there is a Final Determination that the Excise Tax exceeds the amount taken into account hereunder in determining the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross Up Payment), the Company shall pay to the Executive, within five (5) business days following the date of the Final Determination, the sum of (1) a Gross Up Payment in respect of such excess and in respect of any portion of the Excise Tax with respect to which the Company had not previously made a Gross-Up Payment, including a Gross-Up Payment in respect of any Excise Tax attributable to amounts payable under clauses (2) and (3) of this paragraph (III) (plus any interest, penalties or additions payable by the Executive with respect to such excess and such portion), (2) if Severance Payments were reduced pursuant to Section 6.2(B) but after giving effect to such Final Determination, the Severance Payments should not have been reduced pursuant to Section 6.2(B), the amount by which the Severance Payments were reduced pursuant to Section 6.2(B), and (3) interest on such amounts at 120% of the rate provided in Section 1274(b)(2)(B) of the Code.
                    (IV) In the event that (1) Severance Payments were reduced pursuant to Section 6.2(B) and (2) the aggregate value of Total Payments which are considered “parachute payments” within the meaning of Section 280G(b)(2) of the Code is subsequently redetermined in a Final Determination, but such redetermined value still does not exceed 110% of the Safe Harbor, then, within five (5) business days following such Final Determination, (x) the Company shall pay to the Executive the amount (if any) by which the reduced Severance Payments (after taking the Final Determination into account) exceeds the amount of the reduced Severance Payments actually paid to the Executive, plus interest on the amount of such repayment at 120% of the rate provided in Section 1274(b)(2)(B) of the Code, or (y) the Executive shall pay to the Company the amount (if any) by which the reduced Severance Payments actually paid to the Executive exceeds the amount of the reduced Severance Payments (after taking the Final Determination into account), plus interest on the amount of such repayment at 120% of the rate provided in Section 1274(b)(2)(B) of the Code.

          6.3 The payments provided in subsections (A), (D), (E) and (F) of Section 6.1 hereof (and, to the extent applicable, Section 6.1(C) hereof) shall be made as soon as practicable (but in any event not later than the fifth day) following the Date of Termination, subject to Section 6.6 hereof. The payments provided in Section 6.2 hereof shall be made on or as soon as practicable following the day on which the Excise Tax is remitted (but not later than the end of the taxable year following the year in which the Excise Tax is incurred). If the amounts of the payments described in the preceding provisions of this Section 6.3 cannot be finally determined on or before the date payment is to be made, the Company shall pay to the Executive (or shall cause the grantor trust described in Section 6.5 to pay to the Executive) on such day an estimate, as determined in good faith by the Executive or, in the case of payments under Section 6.2 hereof, in accordance with Section 6.2 hereof, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay (or cause to be paid) the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the 30th day after the date payment is to be made. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth business day after demand by the Company (together with interest at 120% of the rate provided in Section 1274(b)(2)(B) of the Code). At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). To the extent the benefits to be made available under subsections (B) and (I) of Section 6.1 hereof are not medical expenses within the meaning of Treas. Reg. § 1.409A-1(b)(9)(v)(B) and are not short-term deferrals within the meaning of Section 409A of the Code, then to the extent the fair market value of such benefits during the first six months following the Date of Termination exceeds two times the lesser of the Executive’s annualized compensation based upon the Executive’s annual rate of pay for services during the taxable year of the Executive preceding the year in which the Date of Termination occurs (adjusted for any increase during that year that was expected to continue indefinitely had no separation from service occurred) or the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Date of Termination occurs, the Executive shall pay to the Company, at the time such benefits are provided, the fair market value of such benefits, and the Company shall reimburse the Executive for any such payment not later than the fifth day following the expiration of such six-month period; provided, however, that this requirement for payment by the Executive and reimbursement by the Company shall apply solely to the extent required by Section 409A(a)(2)(B)(i) of the Code.
          6.4 The Company also shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five business days after delivery of the Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require (but in no event shall any such payment be made after the end of the calendar year following the calendar year in which the expenses were incurred), provided that no such payment shall be made in respect of fees or expenses incurred by the Executive after the later of the tenth anniversary of the Date of Termination or the Executive’s death, and provided further, that, upon the Executive’s separation from service with the Company, in no event shall any additional such payments be made prior to the date that is six months after the date of the Executive’s separation from service to the extent such payment delay is required under Section 409A(a)(2)(B)(i) of the Code.
          6.5 To the extent that the payment of any amount due under subsections (A), (D), (E) or (F) of Section 6.1 hereof (and, to the extent applicable, Section 6.1(C) hereof) or any nonqualified Pension Plan is delayed by reason of Section 409A(a)(2)(B)(i) of the Code, the Company shall, on or as soon as practicable after the Date of Termination, contribute the amounts otherwise payable pursuant to subsections (A), (D), (E) and (F) of Section 6.1 hereof or any nonqualified Pension Plan that are delayed by reason of Section 409A(a)(2)(B)(i) of the Code, together with six months interest thereon at the 409A Interest Rate (as defined in Section 6.6 hereof) or such other rate of return as may be provided for under the applicable nonqualfied Pension Plan, to a grantor (“rabbi”) trust (subject to the claims of the Company’s creditors, as required pursuant to applicable Internal Revenue Service guidance to prevent the imputation of income to the Executive prior to distribution from the trust), pursuant to which the amounts payable pursuant to subsections (A), (D), (E) and (F) of Section 6.1 hereof or any nonqualified Pension Plan that are delayed by reason of Section 409A(a)(2)(B)(i) of the Code shall be payable from the trust, together with the appropriate amount of interest at the 409A Interest Rate (as defined in Section 6.6 hereof), or such other rate of return as may be provided for under the applicable nonqualfied Pension Plan on or as soon as practicable and in any event within five days after the Section 409A Payment Date (as defined in Section 6.6 hereof), provided that to the extent such amount is paid to the Executive by the Company, the trust shall pay such amount to the Company.
          6.6 To the extent required to satisfy the provisions of Section 409A(a)(2)(B)(i) of the Code, the payments and reimbursements provided for under Section 6.1 hereof shall be delayed until the date that is six (6) months after the Date of Termination (the “409A Payment Date”), and shall be paid on the 409A Payment Date, or as soon as practicable thereafter (but in all events within five days after the 409A Payment Date), together with interest at the 6-month certificate of deposit rate published in The Wall Street Journal on the Date of Termination (or if not published on that date, on the next following date when published) or, if less, the maximum rate that will avoid, if applicable, the imposition of any additional excise taxes under Section 4999 of the Code (the “409A Interest Rate”).
     7. Termination Procedures and Compensation During Dispute.
          7.1 Notice of Termination. After a Change in Control and during the Term, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. For purposes of this Agreement, any purported termination of the Executive’s employment shall be presumed to be other than for Cause unless the Notice of Termination includes a copy of a resolution duly adopted by the affirmative vote of not less than three quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.
          7.2 Date of Termination. “Date of Termination,” with respect to any purported termination of the Executive’s employment after a Change in Control and during the Term, shall mean (i) if the Executive’s employment is terminated for Disability, 30 days after Notice of Termination is given (provided that the Executive shall not have returned to the full time performance of the Executive’s duties during such 30 day period), and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than 30 days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than 15 days nor more than 60 days, respectively, from the date such Notice of Termination is given).
          7.3 Dispute Concerning Termination. If within 15 days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 7.3), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the earlier of (i) the date on which the Term ends or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence; and provided, further, that the provisions of this Section 7.3 shall apply only to the extent that, pursuant to Treas. Reg. § 1.409A-3(g), they will not cause an additional tax under Section 409A of the Code.
     8. No Mitigation. The Company agrees that, if the Executive’s employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 hereof. Further, the amount of any payment or benefit provided for in this Agreement (other than Section 6.1(B) hereof) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.
     9. Successors; Binding Agreement.

          9.1 In addition to any obligations imposed by law upon any successor to Temple-Inland, Temple-Inland will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Temple-Inland to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Temple-Inland would be required to perform it if no such succession had taken place.
          9.2 This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.
     10. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address of the Executive as maintained from time to time on the payroll system of the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
To the Company:
Temple-Inland Inc.
1300 South MoPac, third floor
Austin, Texas 78746
Attention: General Counsel
     11. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by the Executive or the Company (including without limitation the Existing CIC Agreement); provided, however, that this Agreement shall supersede any agreement setting forth the terms and conditions of the Executive’s employment with the Company only in the event that the Executive’s employment with the Company is terminated (or, under the terms of the second sentence of Section 6.1 hereof, is deemed to have terminated) on or following a Change in Control, by the Company other than for Cause or by the Executive for Good Reason. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas without regard to its principles of conflicts of law. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 6 and 7 hereof) shall survive such expiration.
     12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     13. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     14. Settlement of Disputes. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within 60 days after notification by the Board that the Executive’s claim has been denied.
     15. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:
               (A) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.
               (B) “Auditor” shall have the meaning set forth in Section 6.2 hereof.
               (C) “Base Amount” shall have the meaning set forth in Section 280G(b)(3) of the Code.
               (D) “Beneficial Owner” shall have the meaning set forth in Rule 13d 3 under the Exchange Act.
               (E) “Board” shall mean the Board of Directors of Temple-Inland Inc.
               (F) “Cause” for termination by the Company of the Executive’s employment shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 7.1 hereof) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.
               (G) “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
                         (I) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clauses (a), (b) or (c) of paragraph (III) below;
                         (II) within any twenty-four (24) month period, the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;
                         (III) there is consummated a merger, consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or any recapitalization of the Company (for purposes of this paragraph (III), a “Business Event”) unless, immediately following such Business Event (a) the directors of the Company immediately prior to such Business Event continue to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof, (b) the voting securities of the Company outstanding immediately prior to such Business Event continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such Business Event, and (c) in the event of a recapitalization, no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company or such surviving entity or any parent thereof (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 20% or more of the combined voting power of the then outstanding securities of the Company or such surviving entity or any parent thereof (except to the extent such ownership existed prior to the Business Event);
                         (IV) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company;
                         (V) there is consummated an agreement for the sale, disposition or long-term lease by the Company of:
                              (A) substantially all of the Company’s assets, or
                              (B) substantially all of the Company’s ownership interest in or substantially all of the assets of its Corrugated Packaging operations, other than such a sale, disposition or lease to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition; or
                         (VI) any other event that the Board, in its sole discretion, determines to be a Change in Control for purposes of this Agreement.
     Notwithstanding the foregoing, a “Change in Control” under clauses (I) through (IV) above shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in one or more entities which, singly or together, immediately following such transaction or series of transactions, own all or substantially all of the assets of the Company as constituted immediately prior to such transaction or series of transactions.
               (H) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
               (I) “Company” shall mean, unless the context clearly requires otherwise, Temple-Inland Inc., a Delaware corporation, and any of its Affiliates that actually employ the Executive; provided, that (I) for purposes of Sections 15(G) and 15(U) hereof, Company shall mean Temple-Inland Inc., except that in determining under Section 15(G) hereof whether or not any Change in Control of the Company has occurred, Company shall include any successor to Temple-Inland Inc.’s business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise, (II) unless the context clearly requires otherwise, references to the Company in a capacity of employer shall mean Temple-Inland Inc. or any of its Affiliates, whichever actually employs the Executive, and (III) where the Agreement requires the Company to make a payment to the Executive or to take some other action, either Temple-Inland Inc. shall do so or it shall cause any of its Affiliates that actually employ the Executive to do so.
               (J) “Date of Termination” shall have the meaning set forth in Section 7.2 hereof.

               (K) “Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full time performance of the Executive’s duties with the Company for a period of six consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within 30 days after such Notice of Termination is given, the Executive shall not have returned to the full time performance of the Executive’s duties.
               (L) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
               (M) “Excise Tax” shall mean any excise tax imposed under Section 4999 of the Code.
               (N) “Executive” shall mean the individual named in the first paragraph of this Agreement.
               (O) “Final Determination” means a final determination by the Internal Revenue Service or, if such determination is appealed, a final determination by any court of competent jurisdiction.
               (P) “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent) after any Change in Control, or prior to a Change in Control under the circumstances described in clauses (i) and (ii) of the second sentence of Section 6.1 hereof (treating all references in paragraphs (I) through (IV) below to a “Change in Control” as references to a “Potential Change in Control”), of any one of the following acts by the Company, or failures by the Company to act, unless such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:
     (I) a material reduction in the Executive’s authority, duties or responsibilities, which for purposes of this Agreement shall include only the assignment to the Executive of any duties substantially inconsistent with the Executive’s status as a senior executive officer of the Company or a material adverse alteration in the nature or status of the Executive’s responsibilities from those in effect immediately prior to the Change in Control (including, as applicable and without limitation, the Executive ceasing to be an executive officer of a public company);
     (II) a material diminution in base salary as in effect immediately prior to the Change in Control;
     (III) a material change in the geographic location at which the Executive must perform services, which for purposes of this Agreement shall include only the relocation of the Executive’s principal place of employment to a location more than fifty (50) miles distant from the Executive’s principal place of employment immediately prior to the Change in Control or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for reasonably required travel on the Company’s business (provided that if the Executive is a plant manager, mill manager, regional manager, or district manager, reassignment to a different plant, mill, region, or district, respectively, shall not constitute Good Reason); or
     (IV) any other action or inaction that constitutes a material breach of Section 5.4 or 9.1 of this Agreement.
The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. For purposes of any determination regarding the existence of Good Reason, any claim by the Executive that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that Good Reason does not exist.
               (Q) “Gross Up Payment” shall have the meaning set forth in Section 6.2 hereof.
               (R) “Notice of Termination” shall have the meaning set forth in Section 7.1 hereof.
               (S) “Pension Plan” shall mean any tax-qualified or non-qualified defined benefit pension plan, including supplemental or excess benefit pension plans maintained by the Company and any other plan or agreement entered into between the Executive and the Company which is designed to provide the Executive with retirement benefits, and any tax-qualified or non-qualified defined contribution pension plan, including any supplemental or excess defined contribution or individual account plan maintained by the Company and any other defined contribution or individual account plan or agreement entered into between the Executive and the Company.
               (T) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
               (U) “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
                         (I) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;
                         (II) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

                         (III) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates); or
                         (IV) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.
               (V) “Retirement” shall be deemed the reason for the termination by the Executive of the Executive’s employment if such employment is terminated in accordance with the Company’s retirement policy, including early retirement, generally applicable to its salaried employees.
               (W) “Severance Payments” shall have the meaning set forth in Section 6.1 hereof.
               (X) “Tax Counsel” shall have the meaning set forth in Section 6.2 hereof.
               (Y) “Term” shall mean the period of time described in Section 2 hereof (including any extension, continuation or termination described therein).
               (Z) “Total Payments” shall mean those payments so described in Section 6.2 hereof.
     IN WITNESS WHEREOF, the parties have duly executed this Agreement to be effective as of the Effective Date.

TEMPLE-INLAND INC.
By:	/s/ Doyle R. Simons
	Name:	Doyle R. Simons
	Title:	Chairman and Chief Executive Officer

EXECUTIVE
/s/ J. Patrick Maley III
J. Patrick Maley III

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